Exhibit 10.40

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT(“Agreement”) is made and entered into as of the Effective Date (hereinafter defined) by and between GIPFL JV 1106 Clearlake Road, LLC, a Delaware limited liability company (“Seller”), with an address of 401 East Jackson Street, Suite 3300, Tampa, Florida 33602, Attn: David Sobelman;, with a required copy to Trenam Law, 200 Central Avenue, Suite 1600, St. Petersburg, Florida 33702, Attn: Timothy M. Hughes, Esq., and The Kissling Interests, LLC (“Purchaser”), with an address of 350 Fifth Avenue, Suite 4304, New York, New York 10118, Attn: Anthony M. Kissling, with a required copy to Gaboriault & Pearsall, P.C., 237 Post Road West, Westport, Connecticut 06880, Attn: Steven W. Pearsall, Esq.

RECITALS

A.

Seller is the owner in fee simple of certain real property situated in the City of Cocoa, County of Brevard, State of Florida, said real property being identified as approximately 1.518 acres with an approximately 14,931 sf retail building, being further identified as 1106 Clearlake Road, Cocoa, FL 32922; Parcel ID Number # 24-3629-27-A-1, and legally described as set forth on Exhibit “A” attached hereto, together with all building, fixtures and other improvements located thereon, and together with all easements, tenements, hereditaments, and appurtenances belonging thereto, the foregoing being hereinafter referred to as the “Premises” or the “Property”.

B.	Seller has agreed to convey the Premises to Purchaser and Purchaser is desirous of purchasing the same.

NOW, THEREFORE, in consideration of the sum of One ($1.00) Dollars and other covenants and agreements herein contained, the parties hereto agree as follows:

AGREEMENT

1.0	Premises To Be Purchased. Subject to compliance with the terms and conditions of this Agreement, the Seller shall sell to Purchaser and Purchaser shall purchase from Seller the Premises.

2.0

Purchase Price. The purchase price (“Purchase Price”) shall be the sum of Five Million Three Hundred Fifty-Eight Thousand Six Hundred Thirty-Three and 00/100Doliars ($5,358,633.00), payable as follows:

2.1

The sum of One Hundred Thousand Dollars ($100,000.00) (“Initial Earnest Money”) paid in cash within two (2) business days of the full execution of this Agreement, to be held in a non-interest bearing attorney trust account or IOLTA of Gaboriault & Pearsall, P.C., as escrow agent (“Escrow Agent”), with an address of 237 Post Road West, Westport, Connecticut 06880 and applied to the Purchase Price on the date of the Closing (as such term is defined in Section 9.0 below).

2.2

An additional sum of One Hundred Thousand Dollars ($100,000.00) (“Additional Earnest Money”) paid in cash within two (2) business days after the expiration of the Due Diligence Period (as such term is. defined in Section 7.0 below), to be held in the same account as the Initial Earnest Money by the Escrow Agent and applied to the Purchase Price on the date of the Closing. The Initial Earnest Money and the Additional Earnest Money are hereinafter, collectively, referred to as the “Earnest Money”.

2.3

The balance of the Purchase Price shall be paid, either by cash or Federal Reserve wire transfer of immediately available funds to the account of the Title Company (defined below) on the date of the Closing.

3.0

Title to Be Delivered. Seller agrees to convey marketable and insurable fee simple title in the Premises to Purchaser through delivery of a Special Warranty Deed (“Deed”) free and clear of all liens and encumbrances except for the Permitted Exceptions (as such term is defined in Section 4.1 below).

4.0 Title	Objections.

4.1

Title Policy, Title Review. Purchaser’s obligation to consummate the transaction contemplated hereby is conditioned upon Purchaser’s ability to obtain, at Purchaser’s expense and at standard rates, an owner’s policy of title insurance in an amount no less than the Purchase Price (the “Title Policy”). Within twenty (20) days of the Effective Date, Purchaser shall, at its own expense, cause a national title insurance company (the “Title Company”) to issue and deliver to Purchaser an ALTA Form 2012 (Florida) title insurance commitment (the “Title Commitment”) for the Title Policy. The Title Commitment shall evidence that upon the execution, delivery and recordation of the Deed (which shall be delivered by Seller at the Closing provided for hereunder) and the satisfaction of all requirements specified in Schedule B, Section 1 of the Title Commitment, Purchaser shall acquire fee simple title to the Property, subject only to the “Permitted Exceptions.” For purposes of this Agreement, the term “Permitted Exceptions” shall mean: (i) applicable zoning and building ordinances and land use regulations; (ii) the lien of any and all taxes and assessments not yet due and payable; (iii) easements, licenses, covenants, conditions, restrictions, leases, reservations, exceptions and other encumbrances referenced in the Title Commitment and not specifically objected to by Purchaser in the Notice of Title Objections (defined below); (iv) any matters that would be disclosed by an accurate survey of the Property; (v) any exceptions caused by Purchaser, his agents, representatives or employees; (vi) any matters accepted or deemed accepted by Purchaser pursuant to the terms and conditions of this Agreement, (vii) any matters agreed to by the parties in writing, and (viii) that certain Lease with Walgreen Co. (“Tenant”) dated May 27, 1997, as amended and assigned from time to time, which lease is evidenced by that certain Memorandum of Lease recorded on June 2, 1997, in Official Records Book 3677, Page 2300 and that certain Memorandum of Assignment of Lease recorded on September 12, 2019, in Official Records Book 8535, Page 2628, each of the public records of Brevard County, Florida (collectively, the “Lease”).

Within fifteen (15) days after Purchaser’s receipt of the Title Commitment, Purchaser shall give written notice to Seller of any matters that are objectionable to, or deemed a title defect, by Purchaser (“Notice of Title Objections”). Any title defect to which Purchaser does not timely object shall be deemed a Permitted Exception hereunder. Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated to cure the following defects to the extent that and only to the extent that the same are specified in the Title Commitment and in Purchaser’s Notice of Title Objections (collectively, the “Mandatory Cure Defects”): (a) mortgages arising through Seller, (b) construction liens arising through Seller, (c) back taxes on the Property that are due and payable, (d) judgment liens arising through Seller, and (e) other liens or encumbrances arising through Seller and securing a specific dollar amount. As to any defects other than Mandatory Cure Defects, Seller shall have fifteen (15) days from receipt of the Notice of Title Objections in which to elect either to (i) notify Purchaser that it intends to cure the identified objections and defects on or before the Closing Date (the “Title Cure Period”) and Seller shall use reasonable efforts to cure such objections and defects; or (ii) notify Purchaser that Seller elects not to cure the objections or alleged defects. In the event Seller fails to deliver a response within fifteen (15) days after receipt from Purchaser of the Notice of Title Objections, Seller shall be deemed to have elected not to cure or eliminate said objections and alleged title defects. Purchaser shall have until the later of the expiration of the Due Diligence Period or ten (10) days from receipt of Seller’s notice, or Seller’s deemed notice, of its election not to cure Purchaser’s objections and alleged title defects (whichever is later), in which to elect either (x) to terminate the Agreement, or (y) to require Seller to deliver title in its then existing condition (with no reduction in the Purchase Price) and to proceed to Closing notwithstanding the objections to title raised by Purchaser, yet still subject to Seller’s obligation to cure the Mandatory Cure Defects. The foregoing remedies shall constitute the exclusive remedies of Purchaser for such failure to deliver title as herein specified.

4.2

Survey. Purchaser may, on before the expiration of the Due Diligence Period, cause an ALTA/NSPS land title survey (the “Survey”) of the Property to be prepared by a professional surveyor registered and licensed in the State of Florida (the “Surveyor”). Such Survey, if any, shall depict the Property by metes and bounds description. The Survey shall be certified by the Surveyor to Purchaser, Seller and the Title Company and shall otherwise be in a form satisfactory to the Title Company to eliminate the standard survey exceptions from the Title Policy to be issued at Closing. Upon completion of the Survey, Purchaser shall furnish Seller with two (2) signed and sealed original prints thereof. Purchaser shall notify Seller in writing within the Due Diligence Period of any matters shown on the Survey which adversely affect the title to the Property and the same shall be deemed to be Title Defects which shall be dealt with within the same time, manner, and subject to the limitations provided in Section 4.1 above. Any matters shown on the Survey which Purchaser does not timely object shall be deemed a Permitted Exception hereunder.

5.0

Control Of Premises. If, prior to the Closing, the Premises shall be the subject of (i) an action in eminent domain or a proposed taking by a governmental authority, whether temporary or permanent (“Taking”) or (ii) a material casualty in which the cost of restoration exceeds five percent (5%) of the Purchase Price (“Casualty”), Purchaser, at its sole election, shall have the right to terminate this Agreement on notice to Seller without liability on its part by so notifying Seller, and Earnest Money paid by Purchaser shall be refunded to Purchaser. If the Purchaser does not exercise its right of termination, any and all proceeds (including all insurance proceeds and any deductible under Seller’s policy) arising out of any such Taking or Casualty shall be held in trust by Seller for Purchaser’s benefit and shall be credited against the Purchase Price. In no event shall the Purchase Price of the Premises be increased by the amount of any such proceeds.

6.0	Representations and Warranties of Seller. As an essential part of this Agreement, Seller hereby represents and warrants to Purchaser that, to the best of Seller’s knowledge:

6.1	Seller has not received any written notices of or violations of law or municipal ordinances, orders from any governmental authority having jurisdiction over the Premises.

6.2	No actions, suits or proceedings at law or in equity, administratively or otherwise, have been instituted or threatened against or affect Seller or the Premises.

6.3	No condemnation or eminent domain proceedings are now pending nor is Seller aware of any such proceedings being contemplated against the Premises.

6.4

Seller is the sole owner of the Premises with full power and authority to sell same, and the person executing this contract on behalf of the Seller is authorized to do so and has the power to bind Seller.

6.5	Seller has good, insurable and marketable fee simple title interest to the Premises, subject to the Permitted Exceptions.

6.6	That on the date of Closing, the Premises will be free and clear of all liens, security interests, encumbrances, leases, except for the Permitted Exceptions.

6.7

(i) The Lease is in full force and effect and has not been modified, amended or extended except as set disclosed by Seller to Purchaser; (ii) the rents set forth on the Rent Schedule attached hereto as Exhibit “B” (the “Rent Schedule”) are being collected on a current basis and there are no arrearages in excess of one (1) month; (iv) Tenant is not entitled to any rental concessions or abatements for any period subsequent to the schedule date of Closing; (v) Seller has not sent written notice to the Tenant claiming that Tenant is in default, which default remains uncured; (vi) no action or proceeding instituted against Seller by Tenant of the Premises is presently pending in any court; (vii) there is no security deposits under the Lease other than as set forth in the Rent Schedule; (viii) there are no current unpaid leasing commissions required to be paid by the landlord under the Lease for which Purchaser shall become liable; and (ix) Seller has not consented to any assignment or subletting of Lease by Tenant.

6.8

Except as may be disclosed in the Due Diligence Materials (as such term is defined in Section 7.0 below), Seller has not received any written notice of any claim, demand, action or proceeding of any kind relating to any past or present Release of any Hazardous Substances in, on or under the Property.

As used in the Agreement, the following definitions shall apply: “Environmental Laws” shall mean all federal, state and local laws, ordinances, rules and regulation snow or hereinafter in force, as amended from time to time, and all federal and state court decision, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensaton and Liability Act of 1980, 42 U.S.C. §9601, et seq., the Resource Conservation and Recovery Act 42 U.S.C. §6901, et seq., and the Clean Water Act, 33 U.S.C. §1251, et seq. For purposes of the Acreement, the term “Hazardous Substances” shall mean any substance or material that is described as a toxic or hazardous of substance, waste or material or a pollutant or contaminant, or wordsimilar import, in any of the ude Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gausable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formalehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or r shallproductive toxicity. “Release” mean any spilling, pumping, pouring, emitting, emptying, di dumping orcharging, injecting, leaching, s disposing into the environment of Hazardous Substance water oronto or through soil, surface groundwater.

6.9	Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

Any representation made to Seller’s “knowledge” will not be deemed to imply any duty of inquiry or investigation. For purposes of the Agreement, the term “Seller’s knowledge” means the current, actual knowledge of David Sobelman without any independent investigation or inquiry whatsoever and willgot be construed to refer to the knowledge of any other officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such party any duty to investigate the matter to which such actual knovledge or the absence thereof pertains, or to impose upon such party any individual personal liability. David Sobelmin shall not be deemed to be a party to the Agreement nor to have made any representations or warranties hereunderand no recourse shall be had to such individual for any of Seller’s representations and warranties hereunder (andPurchaser hereby waives any liability of or recourse against such individuals).

All of Seller’s representations and warranties shall be deemed remade as of the date of the Closing and shall survive the Closing for a period of one (1) year.

7.0	Representations and Warranties of Purchaser. As an essential part of this greement, Purchaser hereby represents and warrants to Seller that:

7.1

Purchaser has the right, power and authority to enter into the Agreement and to purchase the Property in accordance with the terms and conditions of the Agreement, to engage in the transactions contemplated in the Agreement and to perform and observe the terms and provisions hereof.

7.2

Purchaser has taken, or by the time of Closing will have taken, all necessary action to authorize the execution, delivery and performance of the Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, the Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

7.3

Neither the execution, delivery or performance of the Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

7.4

No petition in bankruptcy (voluntary or, to the best of Purchaser’s knowledge, otherwise), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other action under federal or state bankruptcy or insolvency laws is pending against or contemplated by Purchaser.

7.5

None of the funds to be used for payment by Purchaser of the Purchase Price will be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 18 U.S.C. §§ 881 (Drug Property Seizure), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, or the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the “USA Patriot Act”). In addition, Purchaser is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the USA Patriot Act, or other governmental action.

All of Purchaser’s representations and warranties shall be deemed remade as of the date of the Closing and shall survive the Closing.

8.0	Purchaser Inspection Rights: Evidence of Title; Information in Seller’s Possession.

8.1

Purchaser shall have the latter of thirty (30) days to inspect the Property (the “Due Diligence Period”) from the Effective Date of the Purchase Agreement or the date of Seller’s delivery to Purchaser of the last of the Due Diligence Materials (defined below), which delivery shall be confirmed by Seller providing written notice to Purchaser to that effect, whichever occurs later. Purchaser shall undertake an inspection and examination of all aspects of the Property, including but not limited to: review of economic, legal, environmental, future development, zoning and physical matters relating to the Property as Purchaser may deem appropriate, including but not limited to curb cut, roadway improvement, and permitting matters. Purchaser or Purchaser’s agents may enter upon the Property during normal business hours (or otherwise with a minimum of 24 hours’ advance written notice) for the purpose of conducting any tests and examinations as they may deem appropriate, both during the Due Diligence Period and subsequent thereto so long as this Agreement remains in full force and effect. All such inspections shall be performed in compliance with Seller’s rights and obligations as landlord under the Lease. Further, Purchaser shall use commercially reasonable efforts to not affect, interrupt or interfere with Tenant’s use, business or operations on the Premises. Seller or its representatives shall have the right to accompany Purchaser and Purchaser representatives in connection with any inspections and other activities on the Property. In the event the Property is disturbed or damaged in any manner by Purchaser or Purchaser’s agents in the accomplishment of such tests, Purchaser agrees to immediately thereafter restore the Premises to its prior existing condition. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors, including all claims for death of or injury to persons or damage of property arising out of or as a result of the activities of Purchaser or Purchaser’s agents. In no event shall Purchaser conduct any invasive testing on the Premises without the advance written consent of Seller, which consent shall not be unreasonably withheld, conditioned or denied.

8.2

Purchaser shall not permit any construction, mechanic’s, materialman’s or other lien to be filed against any of the Property as the result of any work, labor, service or materials performed or furnished, by, for or to Purchaser, its employees, agents and/or contractors. If any such lien shall at any time be filed against the Property, Purchaser shall, without expense to Seller, cause the same to be discharged of record by payment, bonds, order of a court of competent jurisdiction or otherwise, within thirty (30) days of the filing thereof. Purchaser shall indemnify, defend and hold harmless Seller against any and all claims, losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs), arising out of the filing of any such liens and/or the failure of Purchaser to cause the discharge thereof as same is provided herein.

8.3

Purchaser shall procure (or shall cause its agents or representatives entering the Property to procure) and continue in force and effect from and after the date Purchaser first desires to enter the Property, and continuing throughout the term of this Agreement, the following insurance coverages placed with a responsible insurance company licensed to do business in the State of Florida having an A.M. Best’s rating of “A-IX” or better: comprehensive general liability insurance with a combined single limit of not less than $1,000,000.00 per occurrence or commercial general liability insurance with limits of not less than $1,000,000.00 per occurrence and in the aggregate. To the extent such $1,000,000.00 limit of liability is shared with multiple properties, a per location aggregate shall be included. Seller and/or its designees shall be included as additional insureds under such comprehensive general liability or commercial general liability coverage. Purchaser shall deliver to Seller a certificate of such insurance evidencing such coverage prior to the date Purchaser is permitted to enter the Property. Such insurance may not be cancelled or amended except upon thirty (30) days’ prior written notice to Seller. The minimum levels of insurance coverage to be maintained by Purchaser hereunder shall not limit Purchaser’s liability under this Section 7.

8.4

Purchaser, at its option, shall have the right to terminate this Agreement for any reason whatsoever or for no reason during the Due Diligence Period, whereupon the Earnest Money will immediately be returned to Purchaser and neither party will have any further rights, remedies or obligations hereunder, except those that expressly survive termination of this Agreement.

8.5

Within five (5) business days of the Effective Date, Seller shall deliver to Purchaser, or make available to Purchaser through an the use of an electronic data room, copies of the documents and materials described on Exhibit C attached hereto (collectively, the “Due Diligence Materials”), each to the extent they exist and are in Seller’s possession or reasonable control. Purchaser hereby acknowledges, covenants, and agrees that any information provided by Seller to Purchaser based upon any reports, surveys, permits, plans, approvals, and all other information and documentation obtained by or for Seller and delivered to Purchaser either before the Effective Date or pursuant to this Section 7.5 are provided to Purchaser for informational purposes only and are without representation or warranty of any kind whatsoever, either express or implied and is without recourse to Seller with respect to the accuracy of any information or statements contained therein. Purchaser further acknowledges that Purchaser has been advised not to rely upon such documents without making an independent investigation or inquiry as to the accuracy of the information or statements contained in the information provided by Seller. Purchaser hereby releases Seller from any and all claims Purchaser might otherwise have based upon any reports, surveys, permits, plans, approvals, and all other information and documentation obtained by or for Seller and delivered to Purchaser, except for claims arising from or related to fraud committed by Seller or a willful and intentional misrepresentation made by Seller.

The foregoing provisions of Section 8 shall survive the termination of this Agreement.

9.0 Seller’s	Covenants. Seller covenants that between the Effective Date and the date of the Closing:

9.1 Seller	shall not amend, renew, extend or terminate the Lease.

9.2	Seller shall not permit the occupancy of the Premises, or any part thereof, by anyone other than Tenant.

9.3	Seller shall continue to perform in all material respects all of its obligations under the Lease consistent with the terms and conditions of the Lease.

9.4

Seller shall not enter into, modify or amend any service contract affecting the Premises that will be an obligation on or otherwise affect the Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, except contracts entered into in the ordinary course of business that shall be terminated at Closing without penalty or premium to Purchaser.

9.5	Seller shall maintain in full force and effect until the Closing all insurance policies that Seller presently has in effect.

9.6

No fixtures, equipment or personal property owned by Seller, if any, and included in this sale shall be removed from the Premises unless the same are replaced with items of at least equal quality prior to the Closing.

9.7

Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

9.8

Waiver of Right of First Refusal. Purchaser acknowledges and agrees that the Lease contains a right of first refusal in favor of the Tenant (the “ROFR”). Seller shall forthwith, but in any event no later than within three (3) business days after the date Purchaser deposits the Initial Earnest Money with Escrow Agent, Seller shall provide written notice to Tenant of the transaction represented in this Agreement consistent with the terms and conditions of the Lease (the “ROFR Notice”), and Seller shall provide a copy of same to Purchaser when made. Pursuant to the Lease, the ROFR must be exercised by the Tenant within forty-five (45) days of the Tenant’s receipt of the ROFR Notice. If the Tenant (i) responds to the ROFR Notice by informing Seller that it does not elect to exercise the

ROFR as it pertains to this transaction, or (ii) fails to respond in writing to the ROFR Notice within the required time frame set forth in the Lease in order to exercise the ROFR, then, as a condition precedent to Purchaser’s obligation to close on the sale and purchase of the Property pursuant to this Agreement, Seller shall execute and deliver to Purchaser, on or before Closing an original, executed affidavit in form reasonably acceptable to the Title Company attesting to Seller’s delivery of the ROFR Notice pursuant to the Lease and either the Tenant’s election not to exercise the ROFR or the Tenant’s failure to timely respond to same so as to allow the Title Company to issue the Title Policy without exception for the ROFR (“Seller’s ROFR Affidavit”). In the event Seller is unable to deliver the Seller’s ROFR Affidavit, or if the Tenant has elected in writing to exercise its ROFR, then either Seller or Purchaser shall have the right to terminate this Agreement by providing written notice to the other party, in which case the portion of the Earnest Money Deposit paid by Purchaser shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, Seller’s inability to deliver the Seller’s ROFR Affidavit due to Tenant’s election to exercise the ROFR shall not constitute a default by Seller hereunder.

10.0

Closing. The consummation of the transaction contemplated by this Agreement (“Closing”) shall take place on or before the sixtieth (60th) day after the expiration of the Due Diligence Period (the “Closing Date”). The Closing shall take place at, by and through the offices of the Title Company and may be conducted as a “mail-away” closing through the use of escrow instruction letters.

11.0

Seller’s Closing Obligations and Closing Costs. Seller and Purchaser shall deliver the following to the Title Company or Purchaser, as applicable, at the Closing and the following closing costs and expenses shall be paid as follows in connection with the Closing:

11.1 Seller	shall deliver the following to the Title Company at the Closing:

A.	Deed.

B.	A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement.

C.	An assignment and assumption of Lease in the form attached hereto as SCHEDULE 1 (the “Assignment and Assumption of Lease”).

D.

A schedule of all security deposits under the Lease and a check or credit to Purchaser in the amount of such security deposits, including any interest thereon, held by Seller on the date of the Closing under the Lease.

E.	A schedule updating the Rent Schedule and setting forth all arrears in rents and all prepayments of rents under the Lease.

F.	A memorandum of assignment of Lease in form acceptable to Seller and Purchaser (the “Memorandum of Assignment of Lease”).

G.	An assignment of all intangible property to the extent assignable and owned by Seller, in the form attached hereto as SCHEDULE 2 (the “General Assignment”).

H.

All certificates, licenses, permits, authorizations and approvals issued for or which are required with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction that are in Sellers possession.

I.

Such affidavits as Purchaser’s title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller’s name.

J.	Seller shall deliver all other non-confidential Property, building and tenant files and records to Purchaser, to the extent they exist and are in Seller’s possession or control.

K.

A letter, executed by Seller or by its agent, advising the Tenant of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

L.	Possession of the Premises in the condition required by this Agreement, subject to the Lease, and keys therefor.

M.	A Certification of Non-Foreign status of Transferor to comply with the provisions of Section 1445 of the Internal Revenue Code.

N.

A tenant estoppel from the Tenant (“Tenant Estoppel”) and, if requested by Purchaser’s lender, a subordination, non-disturbance and attornment agreement executed by Tenant only (“SNDA”), each in the form required by the Lease, if any; provided, however, that Seller’s failure to deliver the Tenant Estoppel or the SNDA shall not constitute a default by Seller under this Agreement.

0.	Such other documents as shall be reasonably requested by Purchaser’s counsel or the Title Company to effectuate the purposes and intent of this Agreement.

11.2 Seller	shall pay:

A.	Transfer or conveyance taxes and documentary stamp taxes, if any.

B.	Deed preparation.

C.	Seller’s attorneys’ fees, and any other costs and expenses actually incurred by Seller in connection with selling the Premises.

D.	A commission equal to one (1.0%) percent of the Purchase Price to be paid to Purchaser’s broker, Carolina Commercial, LLC (the “Broker”).

E.	An acquisition fee equal to one (1.0%) percent of the Purchase Price to be to paid to Generation Income Properties, L.P.

11.3 Purchaser	shall pay the following costs in connection with the Closing:

A.	Any mortgage recording or registry tax necessary to record any mortgages of the Purchaser, if any;

B.	Title search and insurance costs.

C.	Due diligence expenses.

D.	Purchaser’s attorneys’ fees, and any other costs and expenses actually incurred by Purchaser in connection with buying the Premises.

11.4 Purchaser	shall deliver the following to the Title Company at the Closing:

A.	The Assignment and Assumption of Lease;

B.	The General Assignment;

C.	A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement.

D.	Such other documents as shall be reasonably requested by Seller’s counsel or the Title Company to effectuate the purposes and intent of this Agreement.

12.0

Prorations. At Closing, the net rent under the Lease and any other income and expenses due and payable in the year of Closing by Seller shall be prorated as of the Closing Date. If not paid or payable by Tenant, any real estate taxes and special assessments shall be prorated as of the Closing Date. Purchaser shall be responsible for collecting and remitting all sales and use taxes that become due on rent payments under the Lease received by Purchaser after Closing. The provisions of this Section shall survive the Closing.

13.0

Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Purchaser as expressly provided herein, Purchaser shall be entitled, as its remedy, either (a) to terminate this Agreement and receive the return of the Earnest Money from Escrow Agent, together with Purchaser’s actual out-of-pocket costs and expenses incurred with respect to this transaction (not to exceed $25,000) which shall be reimbursed by Seller to Purchaser within ten (10) business days after Purchaser’s delivery of commercially reasonable documentation supporting such costs and expenses (in such event, the right to retain the Earnest Money plus costs shall be full liquidated damages and, except as set forth herein, shall be Purchaser’s sole and exclusive remedy in the event of a default hereunder by Seller, and Purchaser hereby waives and releases any right to sue Seller for damages), or (b) to enforce specific performance of Seller’s obligation to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement. If specific performance is not available to Purchaser as a result of Seller having sold the Property or any portion thereof to another party, or as a result of a willful and intentional act or omission of Seller, then, in addition to Purchaser’s termination right and reimbursement referenced, Purchaser shall have all remedies available at law or in equity.

14.0

Purchaser’s Default. Should Purchaser default, Seller shall be entitled to terminate this Agreement by giving Purchaser written notice thereof, and Seller shall retain, as liquidated damages, the Earnest Money Deposit; the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money Deposit is a reasonable estimate of Seller’s probable loss in the event of default by Purchaser. Seller’s retention of said Earnest Money Deposit is intended not as a penalty, but as full liquidated damages. In addition, notwithstanding anything to the contrary stated herein, nothing in this Section 13 is intended to nor shall limit the remedies available to Seller at law or in equity relating to a default of any repair, indemnification, hold harmless and defend obligations of Purchaser set forth in Section 7 of this Agreement or any other provisions which are intended to survive termination or Closing of this Agreement. The provisions of this Section 13 shall survive the Closing or the earlier termination of this Agreement.

15.0

Attorney’s Fees; Costs. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement or to establish breach of this Agreement, the non-prevailing party shall pay to the other party all reasonable costs, charges, expenses, including attorney’s fees, expended or incurred in connection therewith. This provision is separate and several and shall survive the termination of this Agreement.

16.0

Tax-Free Exchange. Seller acknowledges having been advised that Purchaser may elect to treat the within transaction as part of a tax-free exchange transaction under Internal Revenue Code Section 1031. Seller agrees that it will make and execute any and all additional documents that may be required in connection with Purchaser’s tax-free exchange transaction provided that the Seller does not assume any additional burdens or obligations and further provided that Seller does not incur any additional cost or expense.

17.0

Brokers. Seller and Purchaser mutually represent and warrant that Broker is the only broker with whom they have dealt in connection with this Agreement and that neither Seller nor Purchaser knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction. The commission of the Broker shall be paid pursuant to separate agreement by Seller. Seller and Purchaser shall indemnify and defend each other against any costs, claims or expenses, including attorneys’ fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this Section. Seller hereby discloses to Purchaser and Purchaser hereby acknowledges that David Sobelman, the President of Generation Income Properties, Inc., GIPLP’s general partner, is a licensed real estate broker. The representations and obligations under this Section shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

18.0 Escrow	Agent.

18.1

The tax identification numbers of the parties shall be furnished to Escrow Agent upon request of Escrow Agent. At the Closing, proceeds of the Earnest Money shall be paid by Escrow Agent to Seller. If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for payment of such amount, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such ten (10) day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this contract or a final judgment of a court. However, Escrow Agent shall have the right, only after dispute of the parties or this contract fails due to its terms, to deposit the escrowed proceeds with the clerk of any applicable court of the county in which the Premises is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

18.2

The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered, in bad faith, in willful disregard of this contract or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this contract or involving gross negligence on the part of Escrow Agent.

19.0 Miscellaneous.	The following general provisions govern this Agreement.

19.1	Governing Law. This Agreement is made and executed under and in all respects to be governed and construed by the laws of the State of Florida.

19.2

Notices. Whenever any notice, demand or request is required or permitted under this Agreement, such notice, demand or request shall be in writing and shall be (i) delivered by hand, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent by nationally recognized commercial courier for next business day delivery, in each such case described in (i), (ii) and (iii) to the addresses set forth in the preamble of this Agreement or to such other addresses as are specified by written notice given in accordance herewith, (iv) transmitted by facsimile to the number for each party set forth below or to such other facsimile number as is specified by written notice given in accordance herewith or (v) sent by electronic mail (email) to the electronic mail (email) address for each party set forth below or to such other electronic mail (email) address as is specified by written notice given in accordance herewith. Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) business day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt, and (iii) sent by facsimile or email transmission shall be deemed effectively given or received on the day of transmission of such notice and electronic confirmation of such transmission is received by the transmitting party (such as “Delivery Receipt” generated by Microsoft Outlook). Any notice or other communication given in the manner provided above by counsel for either party shall be deemed to be notice or such other communication from the party represented by such counsel. Any notice sent as required hereby and refused by recipient shall be deemed delivered as of the date of such refusal.

19.3	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties hereto.

19.4

Assignment. Purchaser may not assign this Agreement without Seller’s prior written consent, which consent may be withheld or granted in Seller’s reasonable discretion, provided, however, that Purchaser may assign this Agreement to an entity owned (in whole or in part), controlled, or under common control with Purchaser and formed by Purchaser for the purpose of taking title to the Property without Seller’s prior written consent, provided that written notice of such assignment shall be given by Purchaser to Seller no later than 5 (five) business days prior to the Closing Date, and no such assignment shall relieve Purchaser of any obligations hereunder.

19.5 Intentionally	deleted.

19.6

Counterparts. This Agreement and any agreement or document described herein may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument. Handwritten signatures to this Agreement or any agreement or document described herein transmitted by facsimile, email or other similar electronic transmission (for example, through the use of a Portable Document Format or “PDF” file), shall be valid and effective to bind the party so signing.

19.7

Severability. The provisions of this Agreement are severable, and the enforceability or invalidity of any term or provision of this Agreement shall not affect the enforceability and validity of the remaining terms and provisions of this Agreement. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined by any Court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby.

19.8

Further Assurances. In addition to the foregoing, the Parties hereto, at the time and from time to time at or after Closing, upon the reasonable request of Purchaser or of Seller, as the case may be, agree to do, execute, acknowledge and deliver all such further reasonable deeds, assignments, transfers, conveyances, authorizations, filings, consents, and assurances, as may be reasonably required for the better assigning, transferring, granting, conveying, assuring and confirming unto Purchaser all of the applicable Seller’s right, title and interest in and to the Property, to be conveyed hereunder; and to the more effective consummation of the other transactions referred to in this Agreement.

19.9

Headings. The use of headings, captions and numbers in this Agreement is solely for the convenience of identifying and indexing the various provisions in this Agreement and shall in no event be considered otherwise in construing or interpreting any provision in this Agreement.

19.10

Exhibits. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

19.11

Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to them at the point where first defined, irrespective of where their use occurs, with the same effect as if the definitions of such terms were set forth in full and at length every time such terms are used.

19.12	Pronouns. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural.

19,13

Non-Waiver. Failure by any party to complain of any action, non-action or breach of any other party shall not constitute a waiver of any aggrieved party’s rights hereunder. Waiver by any party of any right arising from any breach by any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.

19.14

Dates and Times. If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday, federal or state holiday, or other non-business day, such date shall automatically be extended to, and the expiration of such time period shall automatically to be extended to, the next day which is not a Saturday, Sunday, federal or state holiday or other non-business day. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date. All references to the “Effective Date” shall be deemed to refer to the later of the date of Purchaser’s or Seller’s execution of this Agreement, as indicated below their executions hereon. Any action required to be taken by a specified date may be taken at or before 11:59 p.m., daylight or standard time (as applicable) in the time zone where the Land is located.

19.15

Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department. This Agreement is not contingent upon Purchaser’s approval of any testing relating to radon.

19.16

Exculpation. Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of Seller, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Sellers Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The provisions of this paragraph shall survive the termination of this Agreement and the Closing.

19.17	No Recording. Neither this Agreement nor any memorandum thereof may be recorded by Purchaser in the Public Records of any County of any State.

19.18

WAIVER OF JURY TRIAL. PURCHASER AND SELLER WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EACH PARTY AND EACH PARTY EXPRESSLY ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTY HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTY ACKNOWLEDGES TO THE OTHER THAT IT HAS READ AND UNDERSTANDS THE MEANING AND EFFECT OF THIS WAIVER PROVISION.

20.0	Contingencies. This Agreement is specifically contingent upon satisfaction or waiver by Purchaser of the following matters prior to the Closing:

A.	Receipt by Purchaser of the Tenant Estoppel and SNDA, if requested by Purchaser’s lender, each in form required by the Lease.

B.	Tenant not being in default under the Lease.

C.	Seller’s delivery of the Seller’s ROFR Affidavit.

D.	Seller delivering marketable and insurable title to the Property at Closing subject only to the Permitted Exceptions.

These Contingencies shall run through Closing and in the event that Purchaser notifies Seller or Seller’s agent on or before the Closing Date that any of these contingencies has not been satisfied, Purchaser shall have the contemporaneous right to terminate this Agreement with respect to all of the Premises and the Earnest Money previously paid shall be refunded to Purchaser.

21.0

AS-IS Condition. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT OR IN ANY CLOSING DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT OR PRIOR TO CLOSING, SELLER IS TRANSFERRING THE PROPERTY IN “AS IS, WHERE IS CONDITION AND WITH ALL FAULTS” AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY. PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE,

OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. PURCHASER AGREES THAT IT WILL PERFORM SUCH EXAMINATIONS AND INVESTIGATIONS OF THE PROPERTY AND THE FINANCIAL AND PHYSICAL CONDITION THEREOF AS NEEDED AND NECESSARY. EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT OR IN ANY CLOSING DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT OR PRIOR TO CLOSING, SELLER SPECIFICALLY DISCLAIMS, AND PURCHASER IS NOT RELYING ON ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, MADE BY SELLER, OR ANY AGENT, AFFILIATE, REPRESENTATIVE, EMPLOYEE OR PRINCIPAL OF SELLER WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF ANY HAZARDOUS SUBSTANCES (AS SUCH TERM IS DEFINED BY APPLICABLE LAW) AT, ON, UPON OR UNDER THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT OR IN ANY CLOSING DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT OR PRIOR TO CLOSING, SELLER SHALL HAVE NO LIABILITY TO PURCHASER WITH RESPECT TO THE CONDITION OF THE PROPERTY UNDER COMMON LAW, OR ANY FEDERAL, STATE, OR LOCAL LAW OR REGULATION.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY HIMSELF/ITSELF AS TO ANY MATTER RELATING TO THE PROPERTY AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, SELLER’S AGENTS, EMPLOYEES OR THIRD PARTIES REPRESENTING, OR PURPORTING TO REPRESENT SELLER, WITH RESPECT THERETO OTHER THAN THE REPRESENTATIONS OR WARRANTIES OF SELLER SET FORTH IN THE AGREEMENT OR IN ANY CLOSING DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT OR PRIOR TO CLOSING. EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT OR IN ANY CLOSING DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT OR PRIOR TO CLOSING, UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS REGARDING THE PROPERTY MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED, ON BEHALF OF ITSELF AND ON BEHALF OF ITS TRANSFEREES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, TO WAIVE, RELINQUISH, RELEASE AND FOREVER DISCHARGE SELLER AND SELLER’S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, BY REASON OF OR ARISING OUT OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT DEFECT OR OTHER PHYSICAL CONDITION WHETHER PURSUANT TO STATUTES IN EFFECT IN THE STATE OF FLORIDA OR ANY FEDERAL OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, THE EXISTENCE OF ANY HAZARDOUS SUBSTANCES WHATSOEVER, ON, AT, TO, IN, ABOVE, ABOUT, UNDER, FROM OR IN THE VICINITY OF THE PROPERTY, OR BY REASON OF ANY VIOLATION OF ANY SUBDIVISION LAW, RULE OR REGULATION APPLICABLE TO THE PROPERTY WHETHER ARISING PURSUANT TO STATUTES IN EFFECT IN THE STATE OF FLORIDA OR ANY LOCAL ORDINANCE, LAW, RULE OR REGULATION. PURCHASER’S RELEASE OF SELLER AS SET FORTH IN THIS SECTION 17 SHALL NOT PERTAIN TO ANY CLAIM OR CAUSE OF ACTION BY PURCHASER AGAINST SELLER FOR A BREACH BY SELLER OF THE WARRANTY OF TITLE INCLUDED IN THE DEED OR THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THE AGREEMENT OR IN ANY CLOSING DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT OR PRIOR TO CLOSING.

The provisions of this Section 20 shall survive the Closing. Purchaser and Seller acknowledge and agree that the disclaimers and other agreements set forth herein are an integral part of the Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price and Purchaser would not have agreed to enter into the transaction contemplated by the Agreement without such disclaimers and other agreements set forth above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PURCHASER:

The Kissling Interest, LLC

By:	/s/ Anthony M Kissling
Anthony M. Kissling
Its Sole Manager
Execution Date: 6-7-21

SELLER

GIPFL JV 1106 Clearlake Road, LLC, a Delaware limited liability company

By: Generation Income Properties, LP, a Delaware limited partnership
Its manager

By: Generation Income Properties, Inc., a Maryland corporation, its General Partner

By:	/s/ David Sobelman
David Sobelman
Its President

Execution Date: 6-8-21